Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Xenetic Biosciences, Inc. on Form S-8 (File Nos. 333-261956, 333-237529, 333-222272 and 333-218024) and on Form S-3 (File Nos. 333-260201, 333-258810, 333-227572 and 333-233769) of our report dated March 22, 2022, with respect to our audits of the consolidated financial statements of Xenetic Biosciences, Inc. as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, which report is included in this Annual Report on Form 10-K of Xenetic Biosciences, Inc. for the year ended December 31, 2021.

/s/ Marcum LLP

Marcum LLP

Boston, Massachusetts

March 22, 2022